EXECUTIVE MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT made the 30th day of September, 2015.

B E T W E E N:

RM FRESH BRANDS INC., a corporation incorporated pursuant to the laws of the Province of Ontario (the “Company”)

- and -

[ENTITY NAME]., a corporation organized pursuant to the laws of the Province of Ontario (the “Supplier”) for the services of [executive] (the “Executive”);

WHEREAS the Company is in the business of distribution (the “Business”) and requires certain services of the Executive as set out in Section 2.1 (the “Services”);

AND WHEREAS the Supplier desires to provide the services of the Executive to provide the Services to the Company and the Company agrees to such provision of the Services on and subject to the terms and conditions herein;

NOW THEREFORE WITNESS that in consideration for the respective covenants, conditions, warranties and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, it is agreed by and among them as follows:

ARTICLE 1 - RETAINER AND SERVICES

1.1Unless and until terminated in accordance with the provisions hereof, the Company hereby engages the Supplier to provide the services of the Executive for the purpose and objective of providing the Company and its operating subsidiaries (if any) the Services and expertise in connection with the Business throughout the Term (as defined below). The Services to be provided by the Executive hereunder shall include those duties ordinarily associated with the duties of a President acting for a corporation in the province of Ontario.

1.2The Supplier understands that it will be acting as an independent contractor and shall cause the Executive to use his commercially reasonable efforts to diligently perform his duties hereunder and otherwise to assist in the success, viability and profitability of the Business.

1.3The Executive, together with any and all other executive officers of the Company (collectively the “Management”), shall be responsible for the day-to-day operations of the Company and shall direct the business of the Company in its sole discretion and in the best interests of the Company, including but not limited to with respect to selection of products for distribution, employment or engagement of personnel, engagement of professional assistance, including without limitation legal and accounting professionals.

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ARTICLE 2 - TERM AND TERMINATION

2.1It is acknowledged and understood that the engagement of the Supplier for the services of the Executive hereunder shall deemed to be effective as of June 1, 2015 (the “Effective Date”) and shall continue indefinitely unless terminated as provided for herein.

2.2The Company shall not be entitled to terminate this Agreement with the Supplier for the services of the Executive unless the Executive has acted or failed to act as may be required, in a grossly negligent, fraudulent or willfully blind manner.

2.3The Supplier may terminate this Agreement, upon sixty (60) days’ prior written notice to the Company.

ARTICLE 3 – COMPENSATION

3.1The Supplier shall be entitled to receive a base annual fee equal to $100,000 (the “Base Fee”). It is acknowledged and agreed that, as the Supplier has provided the Services of the Executive as of the Effective Date, that portion of the Base Fee equal to three (3) months’ as of the Effective Date, being an amount equal to $25,000 (the “Amount Payable”) shall be due and payable as follows: a) $5,000 payable on or about September 30th, 2015; and b) $5,000 payable on or before the end of each quarter of the fiscal year, being December 31st, 2015, March 31st, 2016, June 30th, 2016 and September 30th, 2016.

3.2In addition to the Base Fee, the Supplier shall be entitled to receive an annual bonus equal to two and one half percent (2.5%) of the annual gross sales for the immediately preceding year (the “Annual Bonus Amount”) provided that either there has been an increase in gross sales each quarter or there has been an increase in overall gross sales in the immediately preceding year.  The Annual Bonus Amount shall be paid forthwith upon the conclusion of each fiscal year and in any event not later than 30 days thereafter.

3.3Any income or other taxes levied now or hereafter by any government body, local, provincial or federal, on the payments made to the Executive shall be for the account of the Executive. The Executive hereby indemnifies and saves harmless the Company from and against all liabilities and claims whatsoever against the Company arising from the actions of the Supplier and/or Executive, including fines, penalties and interest thereon, for or by reason of or in any way arising out of the Supplier’s failure to deduct, withhold or contribute any amount in respect of the Company’s payments to the Supplier pursuant to this Agreement. Such liabilities and claims, arising out of a breach of any statutory obligation of the Supplier, shall include, without limitation, federal or provincial income taxes, federal or provincial pension plan contributions, unemployment insurance premiums, workers' compensation premiums and contributions under any federal or provincial social insurance or income security programs that were the statutory obligation of the Supplier.

3.5The Company will reimburse reasonable and verifiable expenses which are incurred on behalf of the Company and/or in providing the Services.

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3.6It is acknowledged and agreed that Legacy Ventures International Inc. (“Legacy”) shall acquire, on or about the date hereof (the “Acquisition Date”), all of the issued and outstanding shares of the Company such that  the Company shall become a wholly owned subsidiary of Legacy.  It is further acknowledged and agreed that Legacy shall be required to pay, directly or indirectly, any and all amounts required hereunder by the Company, for a minimum period of 12 months (12 months) as of the Acquisition Date, which may be extended upon agreement by the Company and Legacy, each acting reasonably and in good faith and taking into consideration the financial capabilities of the Company at such time.

ARTICLE 4 – CONFIDENTIALITY

4.1The Supplier acknowledge that the Company possesses trade secrets and confidential financial information relating to its business, and that certain of such secrets and information will be disclosed to the Executive to permit the Executive to carry out its obligations hereunder. It is essential to the success of the Company that the business and affairs of the Company be kept in the strictest confidence, and accordingly the Executive shall at no time during or after the Term use for any purpose other than to carry out the services required hereunder or disclose to any person, firm or entity any trade secrets or confidential or financial information concerning the Company or its business affairs or operations, whether or not such trade secrets or information have been developed, in whole or in part, by the Executive, other than to:

(a) Legacy or any third party as directed by Legacy and agreed by the Company;

(b) a governmental or other authority to which the disclosure is required by law and where there is no reasonable means to avoid such disclosure; or

(b) a court determining the rights of the parties under this Agreement.

ARTICLE 5 – ACKNOWLEDGEMENTS

5.1It is acknowledged and agreed that the Supplier and/or Executive may not devote the Executive’s full time and attention to the Services or the Business and that the Executive may be involved in third party businesses (the “Other Businesses”) which may or may not be the same or similar to the Business provided that the Executive devote sufficient time and attention thereto in accordance with the best interests of the Company.

5.2It is acknowledged and agreed that the Supplier and/or Executive may possess or hold right, title and interest in and to certain intellectual property related to the Other Businesses (the “Other Business IP”) and/or proprietary information, including but not limited to trade secrets, client information, and any other information which would reasonably be considered confidential and which is related to the Other Businesses (the “Other Business Proprietary Information”).  It is further acknowledged and agreed that:

a) nothing in this Agreement nor any action taken or omitted by the Supplier or Executive shall be construed as the assignment of any right, title and interest in and to the Other Business IP and/or the Other Business Proprietary Information; and

b) in the event that the Company acquires possession of any Other Business IP and/or the Other Business Proprietary Information, it shall maintain the confidentiality thereof on the same terms as are set out in Section 4.1 with respect to Confidential Information acquired by the Supplier and/or Executive.

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ARTICLE 6 – REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

6.1 Each party hereto represents and warrants that it has the full right, power and authority to enter into and fulfil her/its obligations under this Agreement.

6.2The Supplier hereby represents and warrants that the Executive has the requisite expertise to provide the Services.

6.3Each of the parties hereto hereby indemnify, defend and hold harmless the other against any and all liability resulting from a breach of the indemnifying party’s representations and warranties given herein. The Company shall further indemnify, defend and hold harmless the Executive from any and all liability arising out of any information provided to the Executive by or on behalf of the Company that Executive conveys to a potential Account or any other third party provided that such information was not conveyed in confidence and not intended for the purposes of dissemination to third parties.

ARTICLE 7 - GENERAL

7.1 Any notice or other document required or permitted to be given hereunder shall be in writing and may be given by personal delivery or transmitted by facsimile, or sent by prepaid registered mail to the addresses set out below:

 If to the Company:RM Fresh Brands Inc.

601-5770 Hurontario St.

Mississauga, ON L5R 3G5

Attention: Ron Patel/Mirwan Ferris

 With a copy to:Shalinsky & Company LLP, Barristers & Solicitors

 40 Holly Street, Suite 302

 Toronto, Ontario, M4S 3C3

 Attention: Antonina Szaszkiewicz

 If to the Supplier:[supplier]

Any such notice or other document delivered personally shall be deemed to have been received by and given on the date of such delivery (provided that such day is a business day and, if not, on the next following business day), or, if made or given by facsimile, on the first business day following the transmittal thereof, and any notice sent by prepaid registered mail shall be deemed to have been given on the fourth business day following the date of mailing. Either party may at any time give notice to the other party of any change of address, facsimile number or otherwise in accordance with the foregoing provisions.

7.2This Agreement may not be supplemented or amended except by instrument in writing signed by the parties hereto or by their respective successors or permitted assigns.  No waiver of any of the provisions of this Agreement, in whole or in part, by either party shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

7.3If any covenant or provision herein contained is prohibited in whole or in part in any jurisdiction, such covenant or provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining covenants and provisions hereof therein and shall, as to such jurisdiction, be severed from this Agreement to the extent of such prohibition.

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7.4This Agreement shall not be assigned or transferred, in any manner whatsoever by the Executive or by the Company.

7.5This Agreement shall enure to the benefit and be binding upon the parties hereto and their respective successors and permitted assigns.

7.6This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario.

7.7Any and all payments hereunder shall be subject to applicable taxes.

7.8This Agreement, as modified, supplemented or amended from time to time, along with any agreements or other documents to be delivered pursuant hereto, sets forth the entire agreement and understanding of the parties in respect of the matters contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

7.9The parties hereto shall with reasonable diligence do all such things and provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purposes of this Agreement and to carry out its provisions, whether before or after the execution hereof.

7.10The Company and the Supplier intend and agree that at all times their relationship shall be that of independent corporations and they expressly disclaim the creation of a general agency, limited agency, a partnership, a joint venture, a master/servant or an employer/employee relationship.

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IN WITNESS WHEREOF the parties have executed this agreement as of the date first above written.

RM FRESH BRANDS INC.

Per:

____________________________________

Name:

Title:

Date:

[ENTITY NAME]

___________________________________

Name: [EXECUTIVE]

Title:

Date:

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